Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Independent Auditors’ Report dated January 27, 2007 regarding the statements of financial condition of Spectrum Bank as of December 31, 2006 and 2005, the related statements of income, changes in shareholders’ equity, and cash flows for the years then ended, and the reference to our firm as “experts” in Amendment No. 5 to the Form S-4 filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

October 10, 2007